Exhibit 10.37

MyDx Affiliate Program Agreement

This MyDx Wholesale Affiliate Program Agreement (the "Agreement") dated as of April 1, 2016 (the "Effective Date") is entered into by Nanolux Technology Inc., a California corporation ("Affiliate"), and CDx, Inc., a Delaware corporation ("CDx" or "Company") (collectively, the "Parties").

WHEREAS, CDx's website is located at http://www.cdxlife.com and its mobile device application is distributed through its website and/or on mobile device application stores including but not limited to the Google Play and Apple App stores; and

WHEREAS, the MyDx software application (the "App") and accompanying MyDx handheld analyzer unit ( the "Analyzer") is designed to test samples of various substances intended for human consumption (through inhalation, absorption or other means of ingestion into the human body) including but not limited to cannabis products ("Consumables"), for their chemical content (including but not limited to beneficial compounds such as cannabinoids, terpenes, flavonoids as well as potentially harmful contents such as pesticides, fungicides, mold and other contaminants, collectively, "Chemical Content"); and

WHEREAS, the App is also designed to correlate the Chemical Content of a given sample of a Consumable, tested by an individual using the Analyzer, with that user's own subjective observations and impressions of that sample (which the user can manually input into the App); and

WHEREAS, the App is also designed to create and store a "private" or "internal' database of the correlated results for that user (the "Results") within the App (which private database is accessible only to the Company and individual App user who generated the Results contained within it); and

WHEREAS, CDx intends to build and publish "crowd-sourced" database of all Results by stripping all Results of any personally identifying information and aggregating all users' de-identified Results (the "Data") and disseminating the Data through the App in the form of crowd-sourced recommendations and other information (not constituting the practice of medicine) to help qualified patients and adults use cannabis safely and effectively; and

WHEREAS, Affiliate operates a lawful distribution enterprise and

WHEREAS, this Agreement includes and incorporates the terms and conditions attached hereto as Exhibit A ("Terms and Conditions").

NOW THEREFORE, for the good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.    RESPONSIBILITIES OF AFFILIATE.

1.1. Affiliate will promote the Analyzer and App as a debut diagnostic solution that may benefit Affiliate's customers by enabling them to record and track their individual subjective experiences during and after ingestion of given Consumables, including specific strains of cannabis. CDx will furnish marketing materials to Affiliate and Affiliate will help distribute the Analyzer and App by displaying and distributing these marketing materials to Affilliate's adult customers and end users ("Customers") on Affilitate's web-site(s) and/or physical place of business.

1.2. Affiliate agrees not to make any representations, warranties or other statements concerning CDx, CDx's website, any of CDx's products or services, CDx website policies, or the Data, except as expressly authorized herein.

1.3. Affiliate to Bear Costs. Affiliate shall be responsible for all costs and expenses associated with paying to Company the price of the Analyzer as specified in Exhibit B attached hereto and the costs of any distribution conducted by or on behalf of Affiliate, unless otherwise agreed in writing between the Parties prior to such costs being incurred.

2.    RESPONSIBILITIES OF CDx.

2.1. CDx will provide Affiliate with the agreed upon supply (See Exhibit B) and CDx will provide Affiliate with a unique ID that Affiliate's customers will enter into the portal in order to provide Results.

2.2. Payment. Affiliate acknowledges that the information contained in each Result is generated by individual App users and provided with their consent to CDx. Affiliate further acknowledges that all Results, Customer Results and Data are the property of the Company. Neither Affiliate nor CDx shall receive payment for entering into this Agreement. Payments, Royalties or fees shall be paid per the terms and conditions in Exhibit B.

2.3 Marketing Materials. CDX shall furnish to Affiliate, at no cost, ample marketing materials, including POP displays and posters, to facilitate Affiliate's sale of the Analyzer.

2.4 Advertising. CDx shall provide reasonable amounts of advertising, such as, for example, running a 'A page ad in three industry publications every month.

2.5 Warranty. CDx warrants that all Analyzers furnished to Affiliate will perform as expected during CDx's usual warranty term, and will issue credit to Affiliate for all returned items.

3.    TERM.

Subject to Section 5 of the Terms and Conditions, the initial term of the Agreement shall be for one (1) year from Effective Date ("Initial Term"), and upon expiration of the Initial Term (the "Renewal Date"), this Agreement shall automatically renew for successive one (1) year terms commencing on the Renewal Date, and thereafter on each anniversary of the Renewal Date (each such period, a "Renewal Term," and together with the Initial Term, the "Term"). Either Party may terminate this Agreement, effective as of the Renewal Date, by furnishing written notice of non-renewal not less than 90 days before the Renewal Date. Otherwise this Agreement may not be terminated except for "cause". "Cause" means a Party's failure to comply with all terms and conditions of this Agreement.

4.    NO AGENCY RELATIONSHIP CREATED

4.1 Status. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee, principal and agent, partnership or joint venture, or any other fiduciary relationship.

4.2 No Authority. Affiliate has no authority to act as agent for, or on behalf of, CDx, or to represent CDx, or bind CDx in any manner.

4.3 No Benefits. Affiliate will not be entitled to worker's compensation, retirement, insurance or other benefits afforded to employees of Company.

5.    EXHIBITS INCORPORATED HEREIN

Exhibit A titled "TERMS AND CONDITIONS", and Exhibit B "SUPPLY AND PAYMENT TERMS AND CONDITIONS", are both incorporated fully into this agreement by this reference.

ACCEPTED AND AGREED:

CDx, Inc.
David Bortolin, Chief Revenue Officer
Signature	/s/ David Bortolin
6335 Ferris Square, Suite B, San Diego, CA 92121
(800) 814-4550
@cdxlife.com http://www.cdxlife.com/

Nanolux Technology, Inc.
Keith Harrington, President
Signature	/s/ Keith Harrington
1180 Holm Road Suite C Petaluma, California 94954
(844) 626-6589
keith@nanoluxtech.com Website: www.nanoluxtech.com

EXHIBIT A

TERMS AND CONDITIONS

The following Terms and Conditions are deemed incorporated into and part of the Agreement between Affiliate and CDx to which these Terms and Conditions are attached.

1.   DEFINITIONS.

1.1. "Confidential Information" is defined in Section 6 of the Terms and Conditions.

1.2, "Hypertext Link" means a URL (or an icon, logo, highlighted or colored text, figure or image representing a URL or script) on which a user may point and click, or otherwise send a command to accept another website.

1.3. "Intellectual Property" means creations of the mind, such as inventions; literary and artistic works; designs; and symbols, names and images used in commerce. It also includes all proprietary information, such as customer lists and other trade secrets.

1.4. "Customer" has the meaning set forth in the Agreement.

1.5. "CDx's Content" means content normally available through the CDx website, the Results, Customer Results and Data (as such terms are defined in the Agreement) and any and all Intellectual Property contained therein.

1.6. "CDx's Marks" means the trademarks, service marks, and trade names owned or claimed by CDx.

1.7. "Site" means the Affiliate's Internet website which displays Affiliate's goods and services and related materials.

1.8. "App" has the meaning set forth in the Agreement.

2.   LICENSES.

2.1. Trademark License. During the Term, CDx hereby grants to Affiliate a worldwide, non-exclusive, royalty-free license to use CDx's Marks and its marketing materials on the Site and in Affiliate's office, only for the purpose of advertising and promoting CDx and the Analyzer, Affiliate may create and use other marketing materials using CDx's Marks, provided Affiliate obtains CDx's prior written approval,

2.2. Trademark Restrictions. Title to CDx's Marks shall remain with CDx, Affiliate will use CDx's Marks exactly in the form provided and in conformance with any CDx usage policies, as set forth in these Terms and Conditions, and subject to the use limitations set forth herein, Affiliate shall not use CD\ Marks in combination with any other trademark without the prior written consent of CM.

2.3. Ownership. Affiliate shall retain all right, title and interest in and to its own Intellectual Property. Except as specifically set forth to the contrary in section 2.1 or elsewhere in these Terms and Conditions or in the Agreement, nothing contained herein shall constitute a grant to Affiliate of any right, title or interest in the, intellectual Property of CDx, CDx and its licensors shall retain all right, title and interest, including, but not limited to all Results, Customer Results and Data collected on the App and all of CDx's Intellectual Property, and to the CDx Content. Except as expressly granted in this Section 2 or elsewhere, Affiliate receives no right, title or interest in or to the CDx Content or any other property owned by CDx or provided to Affiliate by CDx.

3.   QUALITY CONTROL.

3.1. Offensive Material. CDx, at its sole discretion, shall determine if a Site displaying CDx Marks, CDx Content and/or CDx Intellectual Property is obscene, defamatory, objectionable or offensive to actual or potential users of the App and/or customers of CDx, or otherwise gives rise, or may give rise, to civil or criminal liability (collectively "Offensive Material"). CDx's discretion in making such a determination about the presence of Offensive Material may be Informed by, among other things, a complaint from a third party. If CDx determines that a Site displaying CDx Marks, CDx Content and/or CDx intellectual property contains Offensive Material, Affiliate shall act to remove the Offensive Material promptly upon receipt of CDx's written notice.

3.2. Usage Policy. Affiliate shall not use CDx Marks, CDx Content and/or CDx intellectual property:

●	in any manner that would be offensive to good taste or would obviously injure the reputation of CDx;
●	in any paid advertisements;
●	in connection with any other goods or services other than the App, except as permitted hereunder; or
●	in the registration thereof in any country of any trademark similar to CDx's Marks and/or CDx's Intellectual Property. If Affiliate obtains or makes any such registration or application, such registration or application shall be deemed to be for the benefit of and owned exclusively by CDx, and Affiliate shall do all acts and things necessary to effectuate CDx's rights therein, including, without limitation, immediately assigning any such registrations and applications to CDx.

3.3. At no time shall Affiliate challenge or contest the validity, ownership, title or registration of CDx in or to any or all of the CDx’ Marks, or any of CDx’s rights in or to any or all of its CDx's Content or CDx's Intellectual Property. Upon CDx's request, Affiliate shall execute all documents reasonably necessary so as to ensure that all right, title and interest in and to CDx's Marks or any of its Intellectual Property shall reside with CDx, subject to this License.

3.4. Both Parties should obtain legal advice on how to fully comply with all responsibilities outlined in this Agreement.

3.5. Minimum Pricing. Affiliate agrees to sell the MyDx Analyzer and App at or above the minimum pricing as set forth in Exhibit B.

3.6. CDx does not permit any of the following activity to promote the Analyzer or App and in the event any such activity does occur, CDx will terminate this Agreement. The following list is not all encompassing and CDx reserves the right to terminate this Agreement for any reason we deem necessary:

●	Unsolicited mass e-mail solicitations, IRC (Internet Relay Chat) posting or any other form of Spam.
●	Providing inaccurate or incomplete information to CDx related to your identity or any other information requested.
●	Attempt to cheat, defraud or mislead us in any way.
●	Misrepresent to the public the terms and conditions of CDx's products or services or your products or services.
●	Engage in pop-up or pop-under advertisements.
●	IFrames may not be used at any time and any sales that occur through hidden IFrames or Cookie Stuffing methods will be considered invalid.
●	Selling the MyDx Analyzer and App below the minimum pricing set forth in Exhibit B.

3.7. CDx strictly prohibits Affiliates from claiming they are employed by CDx, acting on behalf of CDx or make any other similar claims.

4.    REMEDY FOR UNAUTHORIZED USE OF MARKS.

Affiliate acknowledges that CDx has no adequate remedy under this Agreement or at law in the event that Affiliate were to use CDx's Marks, CDx's Content and/or CDx's Intellectual Property in a manner not authorized by this Agreement, and that CDx would, in such circumstances, be entitled to injunctive or other equitable relief, including interlocutory and preliminary injunctive relief. Affiliate also acknowledges that CDx's rights and remedies under this Agreement and under the law are intended to be cumulative, and not mutually exclusive.

5.   TERMINATION.

Upon expiration or termination of this Agreement, Affiliate shall immediately discontinue the use of CDx's Marks, CDx's Content and CDx's Intellectual Property, and Confidential Information as may have been provided hereunder, and all licenses granted hereunder shall terminate unless such licenses are expressly stated as surviving. Affiliate's obligations hereunder shall survive any expiration or termination of this Agreement. If CDx terminates this Agreement, it shall concurrently with termination purchase any and all of Affiliate's unsold Inventory at Affiliate's cost of such inventory.

6.    CONFIDENTIALITY OF CDX CONTENT AND INTELLECTUAL PROPERTY.

Affiliate will not sell, disclose, transfer or rent any CDx's Content or Portion thereof without the written consent of CI)x. Additionally, neither party shall disclose information designated as confidential of proprietary by the other or which otherwise ought reasonably be considered as confidential and proprietary, including, without limitation, certain creative, business, technology, research, customer, pricing and/or other information related to the party seeking to protect such information ("Confidential Information"). Each party shall hold the other party's Confidential information in confidence and shall not disclose such Confidential Information to third parties nor use the other party's Confidential Information for any purpose other than as required to perform under this Agreement and shall take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. This definition of Confidential Information shall not apply to information which (a) is already known by the recipient, (b) becomes, through no act or fault of the recipient, publicly known, (c) is lawfully received by recipient from a third party without a restriction on disclosure or use, or (d) is independently developed by recipient without reference to the Confidential Information. The restriction on disclosure shall not apply to Confidential Information which is required to be disclosed by a court or government agency.

7.    REPRESENTATIONS AND WARRANTIES.

7.1. Mutual Representations. Each party represents and warrants to the other party that: (i) such party has the full corporate right, power and authority to enter into this Agreement, to grant the licenses granted hereunder and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party Is a party or by which it is otherwise bound; (iii) when executed and delivered by such party, this Agreement will constitute a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; (iv) such party's Intellectual Property and any other materials provided by one party to the other party pursuant to this Agreement, does not and will not infringe on any copyright, trademark, patent or any other third party right or violate any applicable law or regulation; and (v) such party acknowledges that the other party makes no representations, warranties or agreements related to the subject matter hereof which are not expressly provided for in this Agreement.

7.2 Affiliate's Compliance with Applicable Laws. Affiliate represents and warrants that it meets the legal requirements of the relevant governmental authorities in the Applicable Jurisdiction(s) to operate its enterprise. Affiliate represents and warrants that its Customers consist solely (i) other lawful cannabis enterprises (ii) qualified patients and/or (iii) adults within the Applicable Jurisdiction(s), each of whom are permitted to purchase and/or possess cannabis and cannabis products pursuant to the laws of the Applicable Jurisdiction(s).

8.     LIMITATION OF LIABILITY.

NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS (HOWEVER ARISING, INCLUDING NEGLIGENCE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTIES ARE AWARE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR CLAIMS AND LIABILITIES ARISING FROM THE INDEMNIFICATION OBLIGATIONS OF SECTION 10. IN NO EVENT SHALL CD, OR AFFILAITE BE LIABLE TO THE OTHER FOR ANY AMOUNTS GREATER THAN THE AGGREGATED AMOUNT OF ANY PAYMENTS MADE BY AFFILIATE TO CDx.

9.     DISCLAIMER OF WARRANTIES.

EXCEPT AS PROVIDED FOR HEREIN, CDX PROVIDES ALL MATERIALS AND SERVICES (INCLUDING, BUT NOT LIMITED TO, THE CDX MARKS, CDX CONTENT AND CDX INTELLECTUAL PROPERTY) TO THE AFFILIATE "AS IS." CDX DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. AFFILIATE ACKNOWLEDGES THAT IT HAS NOT ENTERED INTO THIS AGREEMENT IN RELIANCE UPON ANY WARRANTY OR REPRESENTATION EXCEPT THOSE SPECIFICALLY SET FORTH HEREIN.

10.    INDEMNITY.

Affiliate shall indemnify, save and hold harmless CDx, its successors, licensees and assigns, and the officers, directors, employees and agents of all of the foregoing, from and against any and all claims, demands, suits, losses, costs, expenses (including without limitation reasonable attorneys' fees), damages or recoveries (including without limitation any amount paid in settlement) suffered, made, incurred or assumed by CDx or its successors, licensees and assigns by reason of Affiliate's breach or alleged breach of any term or condition of this Agreement, or any warranty, understanding, representation, agreement or certification made or entered into herein or hereunder by Affiliate.

CDx shall indemnify and defend Affiliate and its employees, owners, and other agents ("AFFILIATE AND AGENTS") from and against any and all costs, expenses or claims, including without limitation reasonable attorneys' fees, Affiliate and Agents, or any of them, may incur arising out of or in connection with the Analyzer, the App and/or any act of omission or commissions taken or not taken by CDx or any of its employees, owners, directors, independent contractors or other agents.

11.    GENERAL.

11.1. Disputes.

a.	Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof, and Affiliate consents to jurisdiction and venue in the state and federal courts sitting in the State of California.

b.	Negotiation in Advance of Arbitration. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any Party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving Party shall submit to the other a written response. The notice and response shall include with reasonable particularity (a) a statement of each Party's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within 30 days after delivery of the notice, the executives of both Parties shall meet at a mutually acceptable time and place.

Unless otherwise agreed in writing by the negotiating Parties, the above-described negotiation shall end at the close of the first meeting of executives described above ("First Meeting"). Such closure shall not preclude continuing or later negotiations, if desired.

All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the Parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

At no time prior to the First Meeting shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the Parties. However, this limitation is inapplicable to a Party if the other Party refuses to negotiate in advance of the arbitration per the requirements of this Section 11.1(b).

All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 11.1(b) are pending and for 15 calendar days thereafter. The parties will take such action, if any, required to effectuate such tolling.

c.	Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San Francisco, California before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures pursuant to JAMS' Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

d.	Qualification of Arbitrator. A retired judge from a San Francisco court; or a lawyer with 10 years of active practice in computer technology.

e.	Confidentiality of Arbitration. The parties shall maintain the confidential nature of the arbitration proceeding and the Award, including the Hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision.

f.	Limitation of Liability. In any arbitration arising out of or related to this Agreement, the arbitrator(s) shall have no authority to grant any remedy which is prohibited by the terms of the Agreement or these Terms and Conditions.

11.2. Publicity. Any public announcement regarding this Agreement will be subject to the Parties' mutual approval, which will not be unreasonably withheld or delayed.

11.3. Assignment. This agreement may not be assigned, transferred, or sublicensed by Affiliate without the prior written consent of CDx, which consent will not be unreasonably withheld or delayed; provided, however, that no consent shall be required to an assignment of this Agreement in connection with a merger, consolidation, or sale of substantially all of the assets of such Party.

11.4. Severability. If any provision herein is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way.

11.5. Construction. The headings of Sections of this Agreement are for convenience and are not to be used in interpreting this Agreement. As used in this Agreement, the word "including" means "including but not limited to."

11.6. Notice. Any notice under this Agreement shall be in writing and delivered by overnight courier with signature confirmation to the addresses set forth in the signature section of the Agreement, or such other address as that party may specify in writing pursuant to this Section.

11.7. Entire Agreement Waiver. This Agreement sets forth the entire understanding and agreement of the Parties, and supersedes any and all oral or written agreements or understandings between the Parties, as to the subject matter of the Agreement. The waiver of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach. This Agreement may only be changed by written agreement of the Parties.

EXHIBIT B

SUPPLY AND PAYMENT TERMS AND CONDITIONS

1.	Affiliate agrees to make an initial order for 100 units, each unit consisting of one Analyzer and one App license ("Unit"). Affiliate may place subsequent orders at such times and for such number of Units as Affiliate in its sole discretion determines. Affiliate anticipates purchasing not fewer than 10,000 units in calendar year 2016.

2.

3.	Minimum End-User pricing. Affiliate may not sell or otherwise distribute the Analyzer and App to an end user for less than 10% off of the Company approved retail price. At the time of this agreement, the retail price is $699.00 US.

4.	Minimum pricing to retailers. Affiliate may not sell or otherwise distribute the Analyzer and App for less than $532.

5.	Exclusivity: Nanolux Technology Inc. will have the exclusive right to sell MyDx with Canna sensor unabated to the retail hydroponic market for the duration of 1 year starting upon receiving the first shipment.